EXHIBIT 15

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

August 5, 2005

To the Board of Directors and Shareholders of

UnitedHealth Group Incorporated

Minnetonka, Minnesota

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of UnitedHealth Group Incorporated and Subsidiaries for the periods ended June 30, 2005 and 2004, as indicated in our report dated August 5, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in Registration Statement File Nos. 33-50282, 33-59083, 33-59623, 33-63885, 33-67918, 33-75846, 333-02525, 333-04875, 333-25923, 333-44613, 333-45289, 333-50461, 333-81337, 333-87243, 333-88506, 333-90247, 333-46284, 333-55666, 333-100027, 333-105875, 333-105877, 333-113755, 333-117769, 333-118050, 333-123306 and 333-123439.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota